Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES PRICING OF PRIVATE OFFERING OF $275 MILLION OF DEPOSITARY SHARES REPRESENTING CONVERTIBLE PREFERRED STOCK

RADNOR, PA (Globe Newswire) June 11, 2014 – Penn Virginia Corporation (NYSE: PVA) announced today the pricing of its private offering to eligible holders of 2,750,000 depositary shares, each representing a 1/100th interest in a share of 6.00 percent Convertible Perpetual Preferred Stock, Series B with a liquidation preference of $10,000 per share (the “Series B Convertible Preferred Stock”). PVA has granted the initial purchasers of the depositary shares a 30-day option to purchase up to an additional 500,000 depositary shares. The offering is expected to settle and close on June 16, 2014, subject to customary closing conditions.

PVA estimates that the net proceeds from the offering of depositary shares, after deducting the initial purchasers’ discount and estimated offering expenses, will be approximately $264.2 million (or $312.5 million if the initial purchasers exercise their overallotment option to purchase additional shares in full). PVA intends to use the net proceeds from the private offering to finance the acceleration of its development program in the Eagle Ford Shale with the remainder being used to increase its lease acquisition effort in the Eagle Ford Shale.

The Series B Convertible Preferred Stock has a liquidation preference of $10,000.00 per share, which corresponds to $100.00 per depositary share. PVA will pay cumulative dividends, when and if declared, in cash, stock or a combination thereof, on the Series B Convertible Preferred Stock on a quarterly basis at a rate of $600.00 per share (or $6.00 per depositary share), or 6.00 percent, per year and the Series B Convertible Preferred Stock will be convertible at the option of the holder at an initial conversion rate of 545.17 shares of PVA common stock per share (or 5.4517 shares of PVA common stock per depositary share), equivalent to an initial conversion price of approximately $18.34 per share of common stock. The conversion price represents a premium of 30 percent relative to the NYSE closing sale price of PVA common stock on June 10, 2014 of $14.11 per share. Additionally, subject to certain conditions and after certain time periods, PVA may, at its option, cause all or a portion of the Series B Convertible Preferred Stock to be automatically converted into shares of PVA common stock.

The depositary shares, the Series B Convertible Preferred Stock and any shares of PVA common stock issued upon conversion of the Series B Convertible Preferred Stock or as a dividend on the Series B Convertible Preferred Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws or blue sky laws and foreign securities laws.

The Series B Convertible Preferred Stock will be offered only to qualified institutional buyers under Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers of the depositary shares, the Series B Convertible Preferred Stock and any shares of PVA common stock issued upon conversion of the Series B Convertible Preferred Stock or as a dividend on the Series B Convertible Preferred Stock will be made only by means of a private offering memorandum.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids (“NGLs”) and natural gas in various domestic onshore regions of the United States, with a primary focus in Texas, and other properties in the Mid-Continent and the Marcellus Shale in Appalachia.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for oil, NGLs and natural gas; PVA’s ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; PVA’s ability to generate profits or achieve targeted reserves in its development and exploratory drilling and well operations; any impairments, write-downs or write-offs of PVA’s reserves or assets; the projected demand for and supply of oil, NGLs and natural gas; reductions in the borrowing base under PVA’s revolving credit facility; PVA’s ability to contract for drilling rigs, supplies and services at reasonable costs; PVA’s ability to obtain adequate pipeline transportation capacity for its oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for PVA’s wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; PVA’s ability to compete effectively against oil and gas companies; PVA’s ability to successfully monetize select assets and repay its debt; leasehold terms expiring before production can be established; environmental obligations, costs and liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; PVA’s ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; PVA’s ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; compliance with and changes in governmental regulations or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in PVA’s filings with the Securities and Exchange Commission (the “SEC”).

Additional information concerning these and other factors can be found in PVA’s press releases and public periodic filings with the SEC. Many of the factors that will determine PVA’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVA undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com